SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                               MAPINFO CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   565 105 103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 27, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 23 Pages
                       Exhibit Index Contained on Page 20


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 2 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management, L.P. ("ICM")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) [ ]          (b)  [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       13,580 shares, of which 12,300 shares are directly owned by
                SHARES                                     Integral Capital Partners, L.P. ("ICP") and 1,280 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International, C.V.
            OWNED BY EACH                                  ("ICPI"). ICM is the general partner of ICP and the investment
              REPORTING                                    general partner of ICPI.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           13,580   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               13,580 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.23%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 3 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)  [ ]         (b)  [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       9,271 shares, of which 6,684 shares are directly owned by
                SHARES                                     Integral Capital Partners II, L.P. ("ICP2") and 2,587 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International II C.V.
            OWNED BY EACH                                  ("ICPI2"). ICM2 is the general partner of ICP2 and the investment
              REPORTING                                    general partner of ICPI2.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           9,271   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                9,271 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.16%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 4 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       7,290 shares, of which 5,715 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 1,575 shares are
             BENEFICIALLY                                  directly owned by Integral Capital Partners International III,
            OWNED BY EACH                                  L.P. ("ICPI3"). ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           7,290   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                7,290 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                       [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.13%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 5 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners, L.P. ("ICP1")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       12,300 shares are directly owned by ICP1.  Integral Capital
                SHARES                                     Management, L.P. is the general partner of ICP.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           12,300   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               12,300 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                               [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.21%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 6 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International, C.V. ("ICPI")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands  Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,280 shares are directly owned by ICPI.  Integral Capital
                SHARES                                     Management, L.P. is the investment general partner of ICPI.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,280   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,280 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 7 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       6,684 shares are directly owned by ICP2.  Integral Capital
                SHARES                                     Management II, L.P. is the general partner of ICP2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           6,684   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                6,684 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.12%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 8 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II C.V. ("ICPI2")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands  Antilles (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       2,587 shares are directly owned by ICPI2.  Integral Capital
                SHARES                                     Management II, L.P. is the investment general partner of ICPI2.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           2,587   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                2,587 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                      [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 9 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       5,715 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           5,715   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                5,715 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.01%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 10 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (exempt limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,575 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,575   shares   (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                1,575 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                    [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.03%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 11 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Roger B. McNamee

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States Citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       13,580 shares, of which 12,300 shares are directly owned by ICP
                SHARES                                     and 1,280 shares are directly owned by ICPI.  ICM is the general
             BENEFICIALLY                                  partner of ICP and the investment general partner of ICPI.  Mr.
            OWNED BY EACH                                  McNamee is a general partner of ICM.
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           13,580   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               13,580 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.23%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 565105103                                              13G        Page 12 of 23 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     John A. Powell

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                     (a) [ ]          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States Citizen
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       13,580 shares, of which 12,300 shares are directly owned by ICP
                SHARES                                     and 1,280 shares are directly owned by ICPI.  ICM is the general
             BENEFICIALLY                                  partner of ICP and the investment general partner of ICPI.  Mr.
            OWNED BY EACH                                  Powell is a general partner of ICM.
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           13,580   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               13,580 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.23%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      IN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  MapInfo Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Global View
                  Troy, NY  12180

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL  BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management, L.P., a Delaware limited partnership ("ICM"), Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"). The principal business address of ICM, ICM2 and ICM3 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP"), and the investment general partner of Integral Capital Partners International C.V., a Netherlands Antilles limited partnership ("ICP2"). ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership. With respect to ICM, ICM2, ICM3, Roger McNamee and John Powell, this statement relates only to ICM's, ICM2's, ICM3's, Mr. McNamee's and Mr. Powell's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP, ICPI, ICP2, ICPI2, ICP3 and ICPI3, and none of ICM, ICM2, ICM3, Mr. McNamee and Mr. Powell, directly or otherwise hold any Shares. Management of the business affairs of ICM2 and ICM3, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM2 and ICM3, respectively such that no single general partner or manager of ICM2 or ICM3 has voting and/or dispositive power of the Shares.
Management of the business affairs of ICM, including decisions respecting disposition and/or voting of the Shares, resides in the general partners of ICM who are Mr. McNamee and Mr. Powell.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  565105103


ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [    ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [    ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [    ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)      [    ]   Investment company registered under Section 8 of the Investment Company Act.
         (e)      [    ]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
         (f)      [    ]   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [    ]   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [    ]   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i)      [    ]   A church plan that is excluded from the definition of an investment company under
                           Section 3(c)(14) of the Investment Company Act;
         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ X ].


ITEM 4.  OWNERSHIP.


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
A.       Integral Capital Management, L.P.

                  (a)      Amount Beneficially Owned:  13,580
                  (b)      Percent of Class: 0.23%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote:  -0-
                           2.       Shared power to vote or to direct vote: 13,580
                           3.       Sole power to dispose or to direct the disposition:  -0-
                           4.       Shared power to dispose or to direct the disposition:  13,580

B.       Integral Capital Management II, L.P.

                  (a)      Amount Beneficially Owned:  9,271
                  (b)      Percent of Class: 0.16%
                  (c)      Number of shares as to which such person has:
                           4.       Sole power to vote or to direct vote:  -0-
                           5.       Shared power to vote or to direct vote:  9,271
                           6.       Sole power to dispose or to direct the disposition:  -0-
                           4.       Shared power to dispose or to direct the disposition:  9,271






                                                                   Page 15 of 23

         C.       Integral Capital Management III, L.P.

                  (a)      Amount Beneficially Owned:  7,290
                  (b)      Percent of Class: 0.13%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  7,290
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  7,290

         D.       Integral Capital Partners, L.P.

                  (a)      Amount Beneficially Owned:  12,300
                  (b)      Percent of Class: 0.21%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 12,300
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 12,300

         E.       Integral Capital Partners International C.V.

                  (a)      Amount Beneficially Owned:  1,280
                  (b)      Percent of Class: 0.02%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 1,280
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 1,280

         F.       Integral Capital Partners II, L.P.

                  (a)      Amount Beneficially Owned:  6,684
                  (b)      Percent of Class:  0.12%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  6,684
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 6,684




                                                                   Page 16 of 23

         G.       Integral Capital Partners International II C.V.

                  (a)      Amount Beneficially Owned:  2,587
                  (b)      Percent of Class: 0.04%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  2,587
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 2,587

         H.       Integral Capital Partners III, L.P.

                  (a)      Amount Beneficially Owned: 5,715
                  (b)      Percent of Class: 0.01%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  5,715
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 5,715

         I.       Integral Capital Partners International III, L.P.

                  (a)      Amount Beneficially Owned:  1,575
                  (b)      Percent of Class: 0.03%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 1,575
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 1,575

         J.       Roger B. McNamee

                  (a)      Amount Beneficially Owned:  13,580
                  (b)      Percent of Class: 0.23%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 13,580
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 13,580

         K.       John A.Powell

                  (a)      Amount Beneficially Owned:  13,580
                  (b)      Percent of Class: 0.23%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 13,580
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 13,580


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 2, 1999

                        INTEGRAL CAPITAL MANAGEMENT, L.P.

                        By         /s/ John  A.Powell
                            ----------------------------------------------------
                                 John A. Powell
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT II, L.P.

                      By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT III, L.P.

                      By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner


                      INTEGRAL CAPITAL PARTNERS, L.P.

                      By Integral Capital Management, L.P.,
                      its General Partner

                      By         /s/ John A. Powell
                            ----------------------------------------------------
                                 John A. Powell
                                a General Partner


                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                      C.V.

                      By Integral Capital Management, L.P.,
                      its Investment General Partner

                      By         /s/ John A.Powell
                            ----------------------------------------------------
                                 John A. Powell
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS II, L.P.

                      By Integral Capital Management II, L.P., its General Partner

                      By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner


                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                      II C.V.

                      By Integral Capital Management II, L.P., its Investment General Partner

                      By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS III, L.P.

                      By Integral Capital Management III, L.P., its General Partner

                      By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                      III, L.P.

                      By Integral Capital Management III, L.P., its Investment General Partner

                      By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner



                            /s/ Roger B. McNamee
                      ----------------------------------------------------------
                                Roger B. McNamee




                            /s/ John A. Powell
                      ----------------------------------------------------------
                                 John A. Powell

                                  EXHIBIT INDEX


                                                             Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------

Exhibit A:        Agreement of Joint Filing                       21

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated November 2, 1999 containing the information required by Schedule 13G, for the 30,141 shares of capital stock of MapInfo Corporation held by Integral Capital Partners, L.P., a Delaware limited partnership, Integral Capital Partners International C.V., a Netherlands Antilles limited partnership, Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, and Integral Capital Partners International III, L.P., a Cayman Islands exempt limited partnership.

Date:  November 2, 1999

                        INTEGRAL CAPITAL MANAGEMENT, L.P.

                        By         /s/ John A. Powell
                            ----------------------------------------------------
                                   John A.Powell
                                   a General Partner

                        INTEGRAL CAPITAL MANAGEMENT II, L.P.

                        By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                         INTEGRAL CAPITAL MANAGEMENT III, L.P.

                         By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                         INTEGRAL CAPITAL PARTNERS, L.P.

                         By Integral Capital Management, L.P.,
                         its General Partner

                         By         /s/ John A. Powell
                            ----------------------------------------------------
                                    John A. Powell
                                    a General Partner

                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL C.V.

                        By Integral Capital Management, L.P.,
                        its Investment General Partner

                        By         /s/ John A. Powell
                            ----------------------------------------------------
                                   John A. Powell
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS II, L.P.

                        By Integral Capital Management II, L.P., its General Partner

                        By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL II C.V.

                        By Integral Capital Management II, L.P., its Investment General Partner

                        By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner


                        INTEGRAL CAPITAL PARTNERS III, L.P.

                        By Integral Capital Management III, L.P., its General Partner

                        By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner

                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                        III, L.P.

                        By Integral Capital Management III, L.P., its Investment General Partner

                        By         /s/ Pamela K. Hagenah
                            ----------------------------------------------------
                                   Pamela K. Hagenah
                                   a General Partner

                                /s/ Roger B. McNamee
                            ----------------------------------------------------
                                    Roger B. McNamee




                               /s/ John A. Powell
                            ----------------------------------------------------
                                   John A. Powell